SCHEDULE B


      Set forth below is a list of transactions in the Issuer's common stock by Samson during the last 60 days.

                                                          Weighted
                                        Quantity           Average
  Type of             Date of           of Shares         Price Per
Transaction         Transaction         Purchased           Share
-----------         -----------         ---------         ---------
 Purchase           11/30/2006                500            $1.00
 Purchase           11/30/2006              4,500             1.00
 Purchase           11/30/2006              5,000             1.00
 Purchase            1/4/2007               1,600             0.88
 Purchase            1/4/2007               5,300             0.89
 Purchase            1/4/2007               9,200             0.90
 Purchase            1/4/2007           1,778,300             0.95